Exhibit 4.1
AMENDMENT NO. 5

TO

 RIGHTS AGREEMENT

This Amendment No. 5 (this “Amendment”) to Rights Agreement is made and entered into as of April 22, 2018, by and between Contango ORE, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

RECITALS:

WHEREAS, the Company and the Rights Agent have entered into that certain Rights Agreement, dated as of December 20, 2012, as amended by that certain Amendment No. 1 to Rights Agreement, dated as of March 21, 2013, as further amended by that certain Amendment No. 2 to Rights Agreement, dated as of September 29, 2014, as further amended by that certain Amendment No. 3 to Rights Agreement, dated as of December 18, 2014, and as further amended by that certain Amendment No. 4 to Rights Agreement, dated as of November 11, 2015 (as amended to date, the “Rights Agreement”);

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may supplement or amend any provision of the Rights Agreement in any respect in accordance with the provisions of such section; and

WHEREAS, pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Company has directed that the Rights Agreement be amended as set forth in this Amendment;

AGREEMENT:

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend the Rights Agreement as follows:

1.                Sections.  Section and Exhibit references herein shall refer to the applicable Section and Exhibit in the Rights Agreement.

2.                Amendments.

(a)            Section 1(a) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

(a)            “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, or (ii) any employee benefit plan of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an “Acquiring Person” as the result of an acquisition of shares of Common Stock by the Company, which by reducing the then number of shares of Common Stock outstanding, increases the proportional number of shares of Common Stock beneficially owned by such Person to fifteen percent (15%) or more of the shares of Common Stock of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchase by the Company, become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an “Acquiring Person” as of the date of such additional purchase. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” then such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Agreement.  Notwithstanding anything in this Section 1(a) to the contrary, if, as of the adoption of this Amendment on the Amendment Effective Date (defined below), any Person is the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock of the Company then outstanding, such Person shall not be deemed to be or to become an “Acquiring Person” unless and until such time as such Person shall, after the adoption of this Amendment, become the Beneficial Owner of any additional shares of Common Stock of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or pursuant to a split or subdivision of the outstanding Common Stock), unless, upon becoming the Beneficial Owner of such additional shares of Common Stock of the Company, such Person is not then the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock of the Company then outstanding.

(b)            Section 1(f) of the Rights Agreement is hereby amended by removing the following sentence at the end of such Section 1(f) in its entirety:

“Notwithstanding anything in this Section 1(f) to the contrary, the RG Group shall not be deemed to be a Beneficial Owner of, or to beneficially own, any securities solely by virtue of or as a result of any Exempted Transaction.”

(c)            Section 1(l) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

(l)            “Distribution Date” shall have the meaning set forth in Section 3 hereof.

(d)            Section 1(gg) of the Rights Agreement shall be deleted in its entirety and replaced with the following:

(gg)            “Stock Acquisition Date” shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such.

(e)            Section 1(ll) of the Rights Agreements shall be deleted in its entirety and replaced with the following:

(ll)            “Triggering Event” shall mean any Section 11(a)(ii) Event or any Section 13 Event.

(f)            Sections 1(mm), 1(nn), 1(oo) and 1(pp) of the Rights Agreement shall be deleted in their entirety.

(g)            Section 3(a) of the Rights Agreement is amended by deleting “twenty-three percent (23%)” where it appears and replacing it with “fifteen percent (15%).”

(h)            Section 23(a) of the Rights Agreement is amended by deleting “twenty-three percent (23%)” where it appears and replacing it with “fifteen percent (15%).”

(i)            Exhibit C to the Rights Agreement is amended by deleting “twenty-three percent (23%)” where it appears and replacing it with “fifteen percent (15%).”

(j)            Section 7(a) of the Rights Agreement is amended by deleting “December 19, 2018” where it appears and replacing it with “December 19, 2019.”

(k)            Section 20 of the Rights Agreement is amended by inserting the follow subsection at the end of Section 20:

 “(l)            The provisions of Section 18 and this Section 20 shall survive the expiration of the Rights and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.”

3.            No Further Amendments.  Except as expressly provided in this Amendment, all of the terms, covenants, agreements and conditions of the Rights Agreement shall remain in full force and effect.

4.            Counterparts.  This Amendment may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

5.            Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

6.            Entire Agreement.  The Rights Agreement as amended by this Amendment contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes and is in full substitution for any and all prior oral or written agreements and understandings between them related to such subject matter, and neither party hereto shall be liable or bound to the other party hereto in any manner with respect to such subject matter by any covenants or agreements except as specifically set forth herein.

7.            Effective Date; Certification. Upon the execution and delivery of a counterpart hereof by each of the parties hereto this Amendment shall be deemed effective as of the date first written above (the “Amendment Effective Date”), as if executed on such date.  The officer of the Company executing this Amendment hereby certifies to the Rights Agent that each of the amendments to the Rights Agreement set forth in this Amendment is in compliance with the terms of Section 27 of the Rights Agreement and the certification contained in this Section 7 shall constitute the certification required by Section 27 of the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

CONTANGO ORE, INC.

By:            /s/ Brad Juneau
Name:     Brad Juneau
Title:        President

COMPUTERSHARE TRUST COMPANY, N.A.

By:            /s/ Kathleen A Heagerty
Name:     Kathleen A Heagerty
Title:       Vice President & Manager